File Number: 57682-29

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

October 31, 2007

EXHIBITS 5.1 & 23.2

ITonis Inc.
Klimentska 10, 110 00 Praque 1
Czech Republic

Attention: Mr. Thomas N. Roberts, President

Dear Sirs:

ITONIS INC. - Registration Statement on Form SB-2

We have acted as counsel for ITonis Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) dated October 31, 2007 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Registration Statement relates to the registration of an aggregate of 4,400,000 shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) that were issued by the Company to the Selling Shareholders pursuant to the following transactions:

(a)

on February 10, 2007, the Company issued an aggregate of 1,200,000 post-split shares of common stock at a price of $0.0833 per share to certain of the Selling Shareholders named in the Registration Statement by way of a private placement pursuant to Rule 903 of Regulation S of the 1933 Act;

(b)

on March 31, 2007, the Company issued an aggregate of 1,200,000 post-split shares of common stock at a price of $0.0833 per share to certain of the Selling Shareholders named in the Registration Statement by way of a private placement pursuant to Rule 903 of Regulation S of the 1933 Act; and

(c)

on June 11, 2007, the Company issued an aggregate of 1,000,000 units (the “Units”) at a price of $0.25 per Unit, with each unit consisting of one share of common stock and one common stock purchase warrant, to certain of the Selling Shareholders named in the Registration Statement by way of a private placement pursuant to Rule 903 of Regulation S of the 1933 Act. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 per share for a period of two years from the date of issuance;

(collectively the “Private Placements”).

In this opinion: (i) the 3,400,000 shares of common stock issued in the Private Placements are referred to as the “Shares”, (ii) the warrants issued in the Private Placements are referred to as the “Warrants” and (iii) the 1,000,000 shares of common stock underlying the Warrants are referred to as the “Warrant Shares”.

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement dated October 31, 2007; (b) the Company’s Articles of Incorporation; (c) the Certificate of Amendment to the Articles of Incorporation; (d) the Certificate of Change to the Articles of Incorporation; (e) the Company’s Bylaws; (f) certain records of the Company’s corporate proceedings, including resolutions of the directors approving the Private Placements; (g) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the Shares and the Units pursuant to the Private Placements; (h) the respective forms of the certificates representing the Warrants; (i) an Officer’s Certificate executed by Thomas Neal Roberts, President and Chief Executive Officer of the Company; and (j) such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Shares held by the Selling Shareholders are validly issued, fully paid and non- assessable shares of the Company’s common stock; and

2.

upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)

the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(b)

we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect; and

(c)

we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

LANG MICHENER LLP

/s/ Lang Michener LLP